Exhibit 99.1

NEWS RELEASE

CSL05006

04/14/05

Carlisle Companies Reports a 29% Increase in First Quarter Income from Continuing Operations on Record First Quarter Sales

CHARLOTTE, NORTH CAROLINA, April 14, 2005…Carlisle Companies Incorporated (NYSE:CSL) reported income from continuing operations of $30.1 million, or $0.96 per diluted share for the quarter ended March 31, 2005, compared to $23.3 million or $0.75 per diluted share for the quarter ended March 31, 2004.

Net sales of $592.3 million in the first three months of 2005 were $89.1 million, or 18%, higher than net sales of $503.2 million recognized in the first three months of 2004.  Organic sales contributed $79.1 million, or 16%, to the growth over the prior year, of which $2.3 million related to the favorable impact of changes in foreign exchange rates. Organic growth was primarily attributable to the Construction Materials and Industrial Components segments.  Acquisitions contributed $10.0 million to the year-over-year increase in net sales.

Richmond McKinnish, Carlisle’s President and CEO commented, “We are satisfied with the 29% year-over-year improvement in income from continuing operations.  Though our key markets remain strong and our outlook for improved pricing and margins is positive, we must temper our optimism.  Uncertainties surrounding future costs of oil-based commodities and certain chemicals as well as the impact of rising interest rates require that we maintain our 2005 guidance of $4.10 to $4.25 per diluted share for income from continuing operations.”

Segment Results

The following segment discussion excludes the impact of discontinued operations.

Industrial Components:  Net sales for the three months ended March 31, 2005 of $222.0 million increased 16% over $192.2 million reported in the same period of 2004.  Most of the increase was attributed to growth in the tire and wheel business in the commercial power equipment and lawn care, ATV, and replacement supply chains.  The acquisition of Trintex in June of 2004 accounted for approximately one-third of the sales improvement over the prior year.  Earnings before interest and income taxes (“EBIT” or “earnings”) of $24.7 million were 9% above $22.7 million in the first quarter of 2004.  Positive earnings related to Trintex were offset by unfavorable product mix, unabsorbed overhead on lower demand for high speed and styled wheel products as well as increased warehousing and freight costs.

Construction Materials:  Net sales of $171.5 million in the first quarter were 40% above the first quarter 2004 net sales of $122.8 million driven by a combination of strong demand across most product lines and higher pricing implemented to offset corresponding increases in raw material costs.  First quarter 2005 EBIT of $14.6 million was significantly higher than the first quarter 2004 EBIT of $6.6 million due primarily to the increases in sales volume and favorable product mix. Segment earnings also reflect a pre-tax loss of $4.2 million for the first quarter 2005 related to the Company’s equity share in the European roofing joint venture, Icopal.  This loss compares to a $4.1 million loss in the first quarter 2004.

Transportation Products: Net sales of $40.2 million in the first quarter 2005 were 23% above first quarter 2004 net sales of $32.6 million.  First quarter EBIT of $3.9 million was significantly above $0.9 million for the first quarter 2004.  The improvement in net sales was the result of higher shipments of large construction trailers, pneumatic bulk tanks and construction live-bottom trailers.  The increase in earnings reflects strong demand, favorable product mix, selling price increases and improved absorption of fixed overhead costs.

Specialty Products: Net sales of $37.6 million were 18% above $31.8 million in the first quarter 2004 on higher sales of braking systems for off-highway and industrial equipment as well as increased demand for on-highway heavy friction and relined brake shoes.  First quarter 2005 EBIT of $3.9 million was 63% higher than first quarter 2004 EBIT of $2.4 million, primarily a result of improved demand, selling price increases and manufacturing efficiencies.

General Industry: Net sales of $121.0 million in the first quarter were below net sales of $123.8 million in the first quarter 2004.  Segment EBIT of $8.6 million for the first three months of 2005 was 11% below $9.7 million in 2004. A slight increase in net sales at Tensolite was offset by declines at Carlisle FoodService and Johnson Truck Bodies.  The decline at Carlisle FoodService reflects lower sanitary maintenance product sales.  Johnson Truck Bodies net sales fell below 2004 levels due to reduced demand for insulated temperature-controlled truck bodies and trailers.  Net sales for Carlisle Systems and Equipment, which includes Carlisle Process Systems, Carlisle Walker Stainless and CPS Pharma, were flat as compared with the first quarter 2004.  Earnings improvements at Tensolite were more than offset by a year-over-year decline in earnings for Carlisle Systems and Equipment, Carlisle FoodService and Johnson Truck Bodies.

Discontinued Operations

Losses from discontinued operations, net of tax, in the first quarter 2005 were $1.8 million compared to income of $0.4 million in the first quarter 2004.  Current assets held for sale as of March 31, 2005 increased by $43.7 million over 2004 year-end, reflecting an increase in receivables as the Company’s discontinued automotive components business is no longer participating in the securitization program.  The Company is actively engaged in the disposition of the automotive components operations and expects to complete the disposition in 2005.

Net Income

Net income for the first three months of 2005 of $28.3 million, or $0.90 per diluted share, was 19% above net income of $23.7 million, or $0.76 per diluted share, for the first three months of 2004.

Cash Flow

Cash flow used in continuing operations of $39.6 million for the first three months of 2005 compares with cash provided of $4.9 million for the same period in 2004.  Decreased utilization of the securitization program in 2005 reduced operating cash by $10.0 million compared to a contribution of $23.0 million resulting from increased utilization of the securitization program in 2004.  Increased working capital was primarily the result of a planned build of inventory levels to meet the projected sales demand in the second quarter of 2005.  Cash used in investing activities was $23.4 million in 2005 compared to $6.2 million in 2004.  Capital expenditures of $23.8 million were 41% above $16.8 million in 2004.  The increase in capital expenditures was due to new production plants for the Construction Materials segment and a new distribution center for Carlisle FoodService.  Proceeds from the sale of investments, property and equipment in 2004 included the sale of properties acquired with the acquisition of Flo-Pac.  Cash flow from financing activities of $63.8 million in the first quarter 2005 compared with $2.6 million in 2004 as a result of increased short-term borrowings required to fund organic growth.

Backlog

The March 31, 2005 backlog from continuing operations of $373.9 million was 9% below $410.1 million at December 31, 2004 reflecting decreased backlog for the Construction Materials, Industrial Components and General Industry segments.

Conference Call and Webcast

The company will discuss first quarter 2005 results on a conference call for investors on Thursday, April 14, 2005 at 11:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until April 28, 2005.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, data transmission, and process systems industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

Quarter ended March 31, 2005

(In millions, except per share data)

	2005	2004	% Change
Net sales	$592.3	$503.2	18%

Income from continuing operations, net of tax	$30.1	$23.3	29%
(Loss) Income from discontinued operations, net of tax	(1.8)	0.4	NM
Net income	$28.3	$23.7	19%

Basic earnings per share
Continuing operations	$0.97	$0.75	29%
Discontinued operations	(0.06)	0.02	NM
Net income	$0.91	$0.77	18%

Diluted earnings per share
Continuing operations	$0.96	$0.75	28%
Discontinued operations	(0.06)	0.01	NM
Net income	$0.90	$0.76	18%

SEGMENT FINANCIAL DATA

(In millions)

First Quarter	2005			2004
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$222.0	$24.7	11.1%	$192.2	$22.7	11.8%
Construction Materials	171.5	14.6	8.5%	122.8	6.6	5.4%
Transportation Products	40.2	3.9	9.7%	32.6	0.9	2.8%
Specialty Products	37.6	3.9	10.4%	31.8	2.4	7.5%
General Industry	121.0	8.6	7.1%	123.8	9.7	7.8%
Subtotal	592.3	55.7	9.4%	503.2	42.3	8.4%
Corporate	—	(7.1)		—	(4.2)
Total	$592.3	$48.6	8.2%	$503.2	$38.1	7.6%

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended March 31

(In thousands except per share data)

	First Quarter
	2005	2004	% Change
Net sales	$592,328	$503,206	17.7%
Cost and expenses:
Cost of goods sold	474,605	402,739	17.8%
Selling and administrative expenses	59,823	54,641	9.5%
Research and development expenses	4,202	4,132	1.7%
Other expense, net	5,106	3,518	45.1%

Earnings before interest & income taxes	48,592	38,176	27.3%

Interest expense, net	4,204	3,601	16.7%

Earnings before income taxes	44,388	34,575	28.4%

Income taxes	14,316	11,251	27.2%

Income from continuing operations	30,072	23,324	28.9%
% of Net Sales	5.1%	4.6%

(Loss) Income from discontinued operations, net of tax	(1,817)	401	NM

Net Income	$28,255	$23,725	19.1%

Basic earnings per share
Continuing operations	$0.97	$0.75	29.3%
Discontinued operations	(0.06)	0.02	NM
Basic earnings per share	$0.91	$0.77	18.2%

Diluted earnings per share
Continuing operations	$0.96	$0.75	28.0%
Discontinued operations	(0.06)	0.01	NM
Diluted earnings per share	$0.90	$0.76	18.4%

Average shares outstanding (000’s) - basic	30,943	30,971
Average shares outstanding (000’s) - diluted	31,331	31,268

Dividends	$7,141	$6,827
Per share	$0.230	$0.220	4.3%

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In thousands)

	March 31, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$26,507	$25,018
Receivables	235,087	227,423
Inventories	366,018	315,528
Prepaid expenses and other	62,257	67,845
Current assets held for sale	60,193	16,455
Total current assets	750,062	652,269
Property, plant and equipment, net	419,275	409,704
Other assets	375,533	388,734
Non-current assets held for sale	53,227	50,534
	$1,598,097	$1,501,241

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$126,803	$59,990
Accounts payable	175,295	167,950
Accrued expenses	133,617	130,373
Current liabilities associated with assets held for sale	26,095	25,709
Total current liabilities	461,810	384,022
Long-term debt	257,886	259,554
Other liabilities	158,978	157,208
Non-current liabilities associated with assets held for sale	2,514	1,970
Shareholders’ equity	716,909	698,487
	$1,598,097	$1,501,241

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Three months ended March 31

(In thousands)

	2005	2004*
Operating activities
Net income	$28,255	$23,725
Reconciliation of net earnings to cash flows:
Loss (income) from discontinued operations, net of tax	1,817	(401)
Depreciation and amortization	13,839	13,351
Loss on equity investments	3,878	4,050
Foreign exchange loss	398	—
Deferred taxes	1,495	(707)
Loss (gain) on investments, property and equipment, net	33	(373)
Receivables under securitization program	(10,000)	23,000
Working capital	(78,045)	(57,346)
Other	(1,272)	(414)
Net cash (used in) provided by operating activities	(39,602)	4,885
Investing activities
Capital expenditures	(23,753)	(16,821)
Acquisitions, net of cash	—	(566)
Proceeds from investments, property and equipment	30	11,929
Other	315	(787)
Net cash used in investing activities	(23,408)	(6,245)
Financing activities
Net change in short-term debt and revolving credit lines	67,035	8,200
Reductions of long-term debt	(223)	(1,624)
Dividends	(7,141)	(6,827)
Treasury shares and stock options, net	4,119	2,890
Net cash provided by financing activities	63,790	2,639
Net cash provided by (used in) discontinued operations	427	(40)
Effect of exchange rate changes on cash	282	(53)
Change in cash and cash equivalents	1,489	1,186
Cash and cash equivalents
Beginning of period	25,018	23,361
End of period	$26,507	$24,547

* Reflects reclassification of cash flows from discontinued operations